                                                                       EXHIBIT 3

                  ADDENDUM TO THE AGREEMENT AND PLAN OF MERGER


        This Addendum to the Agreement and Plan of Merger by and among Black Hills Corporation, Black Hills Energy Capital, Inc., Indeck Capital, Inc., Gerald R. Forsythe, Michelle R. Fawcett, Marsha Fournier, Monica Breslow, Melissa S. Forsythe, and John W. Salyer, Jr. (the "Addendum"), is entered into by and among Black Hills Corporation, Black Hills Energy Capital, Inc., Indeck Capital, Inc., Gerald R. Forsythe, Michelle R. Fawcett, Marsha Fournier, Monica Breslow, Melissa S. Forsythe, and John W. Salyer, Jr. (collectively referred to as the "Parties"), and is an addendum to that certain Agreement and Plan of Merger by and among Black Hills Corporation, Black Hills Energy Capital, Inc., Indeck Capital, Inc., Gerald R. Forsythe, Michelle R. Fawcett, Marsha Fournier, Monica Breslow, Melissa S. Forsythe, and John W. Salyer, Jr. dated as of January 1, 2000, as amended to date (the "Agreement").


                                    RECITALS

        The purpose of this Addendum is to modify certain terms, conditions, and obligations of the respective parties pursuant to the Agreement (including the schedules, exhibits, annexes and documents delivered thereto). Only those terms, conditions and obligations of the Agreement which are identified and modified by this Addendum shall be changed; and all other terms, conditions, and obligations shall remain as originally stated in the Agreement. In the event of a conflict between the Addendum and the Agreement (including the schedules, exhibits, annexes and documents delivered thereto), the terms of the Addendum shall control.


        NOW, THEREFORE, the Parties hereto agree as follows:


1. The final paragraph of Section 2.1 of the Agreement shall be deleted in its entirety and replaced with the following:

        The "Closing Shares" shall consist of: (i) an aggregate of One Million Five Hundred Thirty Six Thousand Seven Hundred Fifty One (1,536,751) shares of Parent Common Stock (the "Parent Closing Common Shares"), and (ii) an aggregate of 4,000 shares of Series 2000-A No Par Preferred Stock, all as adjusted for any stock splits, reverse stock splits, stock dividends and recapitalizations prior to the Closing Date.

2. The following shall be added to the Agreement as Section 2.1(c):

               (c) Ninety Thousand (90,000) shares of Parent Common Stock (as adjusted for any stock splits, exchanges, or similar transactions from and after the date hereof) if, within two years following the Closing Date, Newco has successfully concluded transactions on terms which are reasonably satisfactory in form and substance to Parent, for the restructuring of the purchase power agreements for the Hudson Falls and South Glens Falls projects. Payment of such 90,000 shares of Parent Common Stock shall be made on the first day in which all such agreements are in full force and effect, payable to each Stockholder in accordance with their respective ownership percentages set forth on Annex A to the Agreement.

3. Section 5.21 shall be deleted in its entirety and replaced with the following:

        5.21 Hudson Falls and South Glens Falls. As of the date hereof and as of the respective date, if any, of the restructuring (each a "Restructure Date") of the power purchase agreements associated with the facilities located at Hudson Falls and South Glens Falls, each of the Hudson Falls and South Glens Falls facilities (the "Subject Projects") is a "qualifying small power production facility," as defined in 18 C.F.R. 292.203 (1996) and has been at all times during the Company's ownership of the same through the applicable Restructure Date.

4. The following shall be added to the Agreement as Section 8.3(v):

               (v) Otter Creek. The Company shall have organized an entity for the purpose of owning and operating the Otter Creek project ("Otter Creek L.L.C."). Following its formation, the Company shall transfer title to such assets as are reasonably necessary for the transfer of the Otter Creek project to Otter Creek L.L.C.

5. The following shall be added to the Agreement as 8.3(w):

               (w) Adirondack Projects. The Company shall have transferred: (i) its entire interest in each of the Middle Falls Limited Partnership, Sissonville Limited Partnership, and NYSD Limited Partnership; and (ii) one-half of its interest, including any right to an automatic increase in that interest due to "Flip-Up LP Interests" (as defined in the Amended and Restated Limited Partnership Agreement of Northern Electric Power Co., L.P., dated February 15, 1994, and the Amended and Restated Limited Partnership Agreement of South Glens Falls Limited Partnership, dated March 18, 1993), in each of the Warrensburg Hydro Power Limited Partnership, Otter Creek L.L.C., Northern Electric Power Co., L.P., and South Glens Falls Limited Partnership to an entity agreed upon by the parties hereto and in consideration for a secured promissory note in form and substance reasonably satisfactory to Parent.

6. The following provision shall be added to the existing definition of Adjusted Net Income, (as that term is defined in the Agreement and as supplemented in the Supplemental Agreement Regarding Contingent Merger Consideration dated as of January 1, 2000):

        (3) any net earnings resulting from the acceleration of revenue recognition generated from agreements for the restructuring of the Hudson Falls, South Glens Falls, New York State Dam, Middle Falls, Sissonville, Warrensburg, and/or Otter Creek purchase power agreements (each considered individually) with Niagara Mohawk exceeding net earnings that would have been generated if revenue recognition acceleration relating to the restructuring of these purchase power agreements (each considered individually) would have been recognized on a straight-line basis over the following number of years: i) if agreements for the restructuring of the purchase power agreements (each considered individually) which result in the acceleration of revenue recognition occur before January 1, 2001, then eight (8) years; ii) if agreements for the restructuring of the purchase power agreements (each considered individually) which result in the acceleration of revenue recognition occur between January 1, 2001 and January 1, 2002, then six (6) years; and iii) if agreements for the restructuring of the purchase power agreements (each considered individually) which result in the acceleration of revenue recognition occur between January 1, 2002 and December 31, 2003, then three (3) years.

7. The following provision shall be added to the Agreement as Section 2.2(c):

               (c) In addition to all Earn-Out Consideration earned during the Earn-Out Period pursuant to Section 2.2, if agreement(s) for the restructuring of the purchase power agreements relating to the Hudson Falls, South Glens Falls, New York State Dam, Middle Falls, Sissonville, Warrensburg and/or Otter Creek projects (each considered individually) occur between January 1, 2003 and December 31, 2003, and such restructuring(s) result in a change in Adjusted Net Income, then Parent shall pay to the Stockholders thirty-five percent (35%) of one- third of the net income resulting from the acceleration of revenue recognition attributable to such restructuring(s), with such payment occurring within five (5) business days of January 1, 2005, and the calculation of the number of shares of Parent Common Stock to be paid to the Stockholders being calculated in accordance with the methodology of Section 2.2(a), herein. For purposes of any calculation made pursuant to this Section 2.2(c), the average closing sales price of Parent Common Stock shall based upon calendar year 2004.

8. The following provision shall be added to the Agreement as Section 7.15(a):

               (a) Newco covenants and agrees, and Parent covenants and agrees to cause Newco, to use its reasonable best efforts to cause the power purchase agreements associated with the Hudson Falls and South Glens Falls projects to be restructured as promptly as possible. Parent reserves the right to approve or disapprove of such restructuring agreements in its reasonable discretion.

9. The following provisions shall be deleted from the Agreement and shall be without force or effect:

        Section 8.2(h)
        Section 8.3(d)
        Section 8.3(g)

10. Section 5.14(k) shall be stricken in its entirety and replaced with the following:

               (k) The Stockholders represent, warrant and covenant that in the event that the debt associated with the facilities located at New York State Dam, Sissonville and Middle Falls is restructured after the Closing Date as contemplated in Section 2.1(c), that it will not result in any Tax liability to Parent or the Company due to the cancellation of debt, income recognition, excess loss account income recognition or any related income recognition. Parent agrees that it will not, directly or indirectly, take or fail to take (and will use reasonable best efforts to prevent any of its affiliates from taking or failing to take) any action contrary or inconsistent with the foregoing position.



             THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK

       IN WITNESS WHEREOF, the Parties have executed this Addendum as of this 6th day of April, 2000.

                                      BLACK HILLS CORPORATION
                                      By: /s/ Mark Thies
                                          -------------------------------------
                                      Mark T. Thies
                                      Senior Vice President and Chief Financial
                                      Officer

                                      BLACK HILLS ENERGY CAPITAL, INC.

                                      By: /s/ Gary R. Fish
                                          -------------------------------------
                                      Gary R. Fish
                                      President and Chief Operating Officer

                                      INDECK CAPITAL, INC.

                                      By: /s/ John W. Salyer
                                          -------------------------------------
                                      Name: John W. Salyer
                                      Title: President


                                      /s/ GERALD R. FORSYTHE
                                      -----------------------------------------
                                      GERALD R. FORSYTHE


                                      /s/ MICHELLE R. FAWCETT
                                      -----------------------------------------
                                      MICHELLE R. FAWCETT


                                      /s/ MARSHA FOURNIER
                                      -----------------------------------------
                                      MARSHA FOURNIER


                                      /s/ MONICA BRESLOW
                                      -----------------------------------------
                                      MONICA BRESLOW


                                      /s/ MELISSA S. FORSYTHE
                                      -----------------------------------------
                                      MELISSA S. FORSYTHE


                                      /s/ JOHN W. SALYER
                                      -----------------------------------------
                                      JOHN W. SALYER